File Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED OCTOBER 17, 2011 TO PROSPECTUS DATED MAY 13, 2011

SEPTEMBER 2011 PERFORMANCE UPDATE

	September 2011	Year to Date	Total NAV 9/30/11	NAV per Unit 9/30/11

Series A-1	-12.94%	12.02%	$14,651,995	$1,755.03
Series A-2	-12.79%	13.55%	$3,596,231	$1,897.37
Series B-1	-13.74%	13.30%	$6,979,636	$1,530.88
Series B-2	-13.60%	14.83%	$4,728,215	$1,595.96

          * All performance is reported net of fees and expenses

Fund results for September 2011:

The Fund’s trading strategies posted disappointing results in September as economic uncertainty spiked, precipitating a severe bout of commodity market liquidation and corresponding flight to the U.S. dollar and treasuries. Equities came under pressure early as poor U.S. unemployment data and growing dysfunction in European money markets prompted liquidation. Values remained under duress for the balance of the month as the International Monetary Fund, the U.S. Federal Reserve, and European Central Bank offered bearish assessments of downside risks to global growth. The U.S. dollar gained along with U.S. and European treasuries as investors flocked to safe haven assets while awaiting further clarity from European authorities. Gold and silver reversed August’s gains on a stronger U.S. dollar, increased margin requirements, and collateral damage from commodity and equity market liquidation. Grains and softs were hit particularly hard amid the fundamental reassessment of demand, a stronger U.S. dollar and improved production prospects. The Fund’s short-term strategies further detracted from overall performance as losses in currencies and energies offset gains in bonds, metals, and stocks.

The Fund experienced significant losses in grains and agricultural markets in September. Losses were seen in grain market trades amid global economic concerns, weakening demand, seasonal harvest pressure and a strong U.S. dollar. Positions in agricultural products underperformed as the combination of excellent production and the increasing likelihood of a global recession resulted in heavy liquidation.

Allocations to currencies and money markets also yielded negative returns in September. Losses in currency markets resulted from a massive flight out of risk assets, including commodities, commodity currencies, and emerging market equities propelled the dollar sharply higher against a global basket of currencies. Positions in global money markets lost ground in September as continued instability in financial markets led to choppy action at the top of the recent range. Pressure continued to mount on European officials as major bank shares fell amid reports of rising dysfunction in the inter-bank lending market. This prompted the major central banks to coordinate funding and stability to the system.

The Fund’s models produced gains in metals and bonds in September. Metals markets saw positive results overall as the seemingly intractable European debt crisis escalated pessimism regarding industrial metal demand. The Fund’s bond portfolio continued to perform well during September as fear and central bank intervention drove major sovereign debt prices higher. As world commodity and equity prices fell, investors poured their cash into the safe haven assets of medium and long-term sovereign debt.

          The Fund’s perpetual long gold position produced losses in September. December Comex gold opened the month with new all-time highs before reversing to post a loss of 11.5% in volatile action. Losses accelerated after the U.S. Federal Reserve’s plan to purchase long-term debt was announced, citing increasing downside risks to economic growth. By minimizing inflation worries, the Fed’s action also paved the way for a massive exodus out of commodities. As the flight out of risk progressed, gold lost ground as institutions used recent profits to finance losses elsewhere.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

This supplement updates certain information contained in, and must be read in conjunction with, the Superfund Gold, L.P. Prospectus and Disclosure Document dated May 13, 2011. All capitalized terms used in this Supplement have the same meaning as in the Prospectus unless specified otherwise.

Periodic Adjustments to the Series’ Dollar for Dollar Gold Position

Commencing November 1, 2011, Superfund Capital Management, Inc. will begin adjusting each Series’ dollar for dollar gold position periodically throughout the month to reflect profits and losses from the Series’ futures and forward trading activities and interest income, so as to maintain a long gold futures position with a notional, or face, value approximately equal to the Series’ net asset value throughout the month. These adjustments are in addition to the adjustments made to the dollar for dollar gold position by Superfund Capital Management at the beginning of each month to reflect additions to and redemptions of Series capital.

SUPERFUND GOLD, L.P. – SERIES A-1
September 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2011)

STATEMENT OF INCOME
September 2011

Investment income, interest	$325

Expenses
Management fee	27,588
Ongoing offering expenses	—
Operating expenses	9,196
Selling commissions	24,522
Other expenses	402
Incentive fee	—
Brokerage commissions	20,204
Total expenses	81,912

Net investment gain (loss)	(81,587)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(285,106)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,811,142)

Net gain(loss) on investments	(2,096,249)

Net increase (decrease) in net assets from operations	$(2,177,836)

STATEMENT OF CHANGES IN NET ASSET VALUE

September 2011

Net assets, beginning of period	$16,285,077

Net increase (decrease) in net assets from operations	(2,177,836)

Capital share transactions
Issuance of shares	825,343
Redemption of shares	(280,678)

Net increase(decrease) in net assets from capital share transactions	544,666

Net increase(decrease) in net assets	(1,633,170)

Net assets, end of period	$14,651,943

NAV Per Unit, end of period	$1,755.03

SUPERFUND GOLD, L.P. – SERIES A-2
September 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2011)

STATEMENT OF INCOME
September 2011

Investment income, interest	$80

Expenses
Management fee	6,760
Ongoing offering expenses	—
Operating expenses	2,253
Other expenses	99
Incentive fee	—
Brokerage commissions	4,950
Total expenses	14,062

Net investment gain (loss)	(13,982)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(69,861)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(443,724)

Net gain(loss) on investments	(513,585)

Net increase (decrease) in net assets from operations	$(527,568)

STATEMENT OF CHANGES IN NET ASSET VALUE
September 2011

Net assets, beginning of period	$3,932,410

Net increase (decrease) in net assets from operations	(527,568)

Capital share transactions
Issuance of shares	244,922
Redemption of shares	(53,542)

Net increase(decrease) in net assets from capital share transactions	191,380

Net increase(decrease) in net assets	(336,187)

Net assets, end of period	$3,596,222

NAV Per Unit, end of period	$1,897.37

SUPERFUND GOLD, L.P. – SERIES B-1
September 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2011)

STATEMENT OF INCOME
September 2011

Investment income, interest	$82

Expenses
Management fee	13,142
Ongoing offering expenses	—
Operating expenses	4,381
Selling commissions	11,681
Other expenses	576
Incentive fee	—
Brokerage commissions	14,576
Total expenses	44,356

Net investment gain(loss)	(44,274)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(471,736)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(595,723)

Net gain(loss) on investments	(1,067,459)

Net increase (decrease) in net assets from operations	$(1,111,733)

STATEMENT OF CHANGE IN NET ASSET VALUE
September 2011

Net assets, beginning of period	$8,095,001

Net increase (decrease) in net assets from operations	(1,111,733)

Capital share transactions
Issuance of shares	90,000
Redemption of shares	(93,630)

Net increase (decrease) in net assets from capital share transactions	(3,630)

Net increase(decrease) in net assets	(1,115,363)

Net assets, end of period	$6,979,638

NAV Per Unit, end of period	$1,530.88

SUPERFUND GOLD, L.P. – SERIES B-2
September 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended September 30, 2011)

STATEMENT OF INCOME
September 2011

Investment income, interest	$55

Expenses
Management fee	8,887
Ongoing offering expenses	—
Operating expenses	2,962
Other expenses	390
Incentive fee	—
Brokerage commissions	9,857
Total expenses	22,097

Net investment gain(loss)	(22,042)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(318,989)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(402,894)

Net gain(loss) on investments	(721,883)

Net increase (decrease) in net assets from operations	$(743,925)

STATEMENT OF CHANGE IN NET ASSET VALUE
September 2011

Net assets, beginning of period	$5,808,863

Net increase (decrease) in net assets from operations	(743,925)

Capital share transactions
Issuance of shares	72,500
Redemption of shares	(409,184)

Net increase (decrease) in net assets from capital share transactions	(336,684)

Net increase(decrease) in net assets	(1,080,608)

Net assets, end of period	$4,728,255

NAV Per Unit, end of period	$1,595.96

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.